                                    SEP 30  1996
                                 SECRETARY OF STATE
                                  ARTICLES OF MERGER
                                          OF
                  AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY


TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

     Pursuant to section 1105 of the Iowa Business Corporation Act, the undersigned corporation, formerly known as Century Life Insurance Company, adopts the following Articles of Merger:

     1. That the Plan of Merger is as set forth in the Acquisition and Merger Agreement attached hereto and made a part hereof.

     2A. The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Plan as to each corporation is as follows:

                  AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY


                                                           Votes Entitled to be
       Designation of Group       Shares Outstanding           Cast on Merger
       --------------------       ------------------       --------------------

              Common                   2,500,000                 2,500,000

     2A.2 The total number of undisputed votes cast for the Plan by each voting group was:


           Voting Group                Votes for
           ------------                ---------

              Common                   2,500,000


     The number of votes cast for the Plan by each voting group was sufficient for approval by that voting group.

                            CENTURY LIFE INSURANCE COMPANY

                                                           Votes Entitled to be
       Designation of Group       Shares Outstanding           Cast on Merger
       --------------------       ------------------       --------------------

              Common                     750,000                   750,000

     2A.2   The total number of undisputed votes cast for the Plan by each voting group was:


           Voting Group                Votes for
           ------------                ---------

              Common                     750,000


     The number of votes cast for the Plan by each voting group was sufficient for approval by that voting group.

The effective date and time of this document is September 30, 1996 at 1:00 p.m., Central Daylight Time.

                                   AMERICAN EQUITY INVESTMENT
                                   LIFE INSURANCE COMPANY


                                   By:  /s/ D. J. Noble
                                        -----------------------
                                        D. J. Noble, President

                           CERTIFICATE OF ATTORNEY GENERAL

     I hereby certify that on this date I examined the within Articles of Merger of American Equity Investment Life Insurance Company, formerly known as Century Life Insurance Company, and the same are found to be in conformity with the Constitution and the laws of the United States and the State of Iowa.

     Dated this 25th day of September, 1996.

                                   /s/ Scott M. Galenbeck
                                   ---------------------------
                                   Assistant Attorney General


                       CERTIFICATE OF COMMISSIONER OF INSURANCE

     I hereby certify that the within Articles of Merger between American Equity Investment Life Insurance Company, formerly known as Century Life Insurance Company, and are hereby approved by me this 25th day of September, 1996.

                                   /s/ Robert L. Howe
                                   -------------------------------
                                   Deputy Commissioner of Insurance
                                   of the State of Iowa

               -------------------------------------------------------



                           ACQUISITION AND MERGER AGREEMENT

                                       BETWEEN

                            CENTURY LIFE INSURANCE COMPANY

                               CENTURY LIFE OF AMERICA


                                         AND


                              AMERICAN EQUITY INVESTMENT
                                LIFE INSURANCE COMPANY

                              AMERICAN EQUITY INVESTMENT
                                 LIFE HOLDING COMPANY


               -------------------------------------------------------

                                  TABLE OF CONTENTS


SECTION                                                                     PAGE
-------                                                                     ----

ONE       Identity of Merging Corporation and Surviving Corporation           1

          1.1   Name of Each Corporation Planning to Merge                    1
          1.2   Surviving Corporation                                         2

TWO       The Merger                                                          2

          2.1   Effective Time and Closing                                    2
          2.2   Rights of Surviving Corporation                               2
          2.3   Claims Against Constituent Corporations                       2
          2.4   Tax Election                                                  2

THREE     Change of Name, Restated Articles of Incorporation and              3
          Amended Bylaws, and Officers and Directors

          3.1   Change of Name                                                3
          3.2   Articles of Incorporation and Bylaws                          3
          3.3   Officers and Directors                                        3

FOUR      Conversion and Payment of Shares                                    3

          4.1   Liquidating Distribution by Century                           3
          4.2   American Equity Shares Owned by AEI Holding                   3
          4.3   Century Shares Owned by CLA                                   4
          4.4   Shares of Surviving Corporation after Merger                  4
          4.5   Actions by Board of Directors of Surviving Corporation        4

FIVE      Capital and Surplus and Existing Business of Century                4

          5.1   Capital and Surplus                                           4
          5.2   Existing Business                                             4

SIX       Representations and Warranties of Century and CLA                   5

          6.1   Corporate Status                                              5
          6.2   Capitalization                                                5
          6.3   Financial Statements                                          5
          6.4   Title to Property                                             6
          6.5   Corporate Action                                              6
          6.6   Litigation                                                    6
          6.7   Taxes                                                         7
          6.8   Employment and Other Contracts                                7
          6.9   Contracts and Other Commitments                               7
          6.10  Insurance Filings                                             8
          6.11  Execution and Delivery                                        8

Section                                                                    Page
-------                                                                    ----

SEVEN     Representations and Warranties of American Equity                  8

          7.1   Corporate                                                    8
          7.2   Capitalization                                               8
          7.3   Financial Statements                                         8
          7.4   Title to Property                                            9
          7.5   Corporation Action                                           9
          7.6   Litigation                                                   9
          7.7   Taxes                                                       10
          7.8   Employment and Other Contracts                              10
          7.9   Contracts and Other Commitments                             10
          7.10  Insurance Filings                                           10
          7.11  Execution and Delivery                                      11
          7.12  Approvals                                                   11
          7.13  Capitalization                                              11

EIGHT     Nature and Survival of Representations, Warranties,               11
          Covenants, Agreements, Guarantees, Indemnifications and
          Hold Harmless

          8.1   American Equity and AEI Holding                             11
          8.2   Century and CLA                                             11

NINE      Conditions Precedent to American Equity's and/or AEI              12
          Holding's Obligations

          9.1   Satisfaction by Century and CLA                             12
                (a) Representations and Warranties are True and             12
                    Correct
                (b) Performance and Compliance                              12
                (c) Delivery of Certificate of Century                      13
                (d) Opinion of Century's and CLA's Counsel                  13
                (e) Certificate of CLA                                      13
          9.2   Other Conditions                                            13

TEN       Conditions Precedent to CLA's and Century's Obligations           14

          10.1  Satisfaction by American Equity                             14
                (a) Representations and Warranties and True and
                    Correct                                                 14
                (b) Opinion of American Equity's and AEI Holding's          14
                    Counsel
                (c) Delivery of Certificate of American Equity              14
                (d) Certificate of AEI Holding                              15
          10.2  Other Conditions                                            15
                (a) Tax Matters                                             15
                (b) Approvals                                               15

Section                                                                    Page
-------                                                                    ----

ELEVEN     Obligations and Restrictions Pending Merger                      15

          11.1  Conduct of Business                                         15
          11.2  Absence of Change                                           15
          11.3  Access to Records                                           15
          11.4  Approvals                                                   16
          11.5  Dividends                                                   16
          11.6  Stock Options                                               16

TWELVE    Statutory Representation                                          16

THIRTEEN  Termination and Abandonment                                       16

          13.1  Mutual Consent                                              16
          13.2  By a Constituent Corporation                                16
          13.3  By a Party                                                  17
          13.4  Passage of Time                                             17

FOURTEEN  Closing Procedures and Documents                                  17

          14.1  Delivery by Century and CLA                                 17
                A.  Shares of Century                                       17
                B.  Resignation of Directors and Officers                   17
                C.  Opinion of Counsel                                      17
                D.  Certificates                                            17
                E.  Corporate Documents                                     17
                F.  Financial Statements                                    17
                G.  Assumption Reinsurance Agreement                        17
                H.  List of Business                                        18
                I.  Other                                                   18
          14.2  Delivery by American Equity and AEI Holding                 18
                A.  Payment of Funds                                        18
                B.  Opinion of Counsel                                      18
                C.  Certificates                                            18
                D.  Approvals                                               18
                E.  Other                                                   18

Section                                                                    Page
-------                                                                    ----

FIFTEEN   Miscellaneous                                                     18

          15.1  Insurance Department Approval                               18
          15.2  Reserve Guaranty                                            18
          15.3  Brokerage                                                   18
          15.4  Addition of Exhibits                                        19
          15.5  Specific Performance                                        19
          15.6  Press Releases                                              19
          15.7  Confidentiality                                             19
          15.8  Expenses                                                    19
          15.9  Notices                                                     19
          15.10 Waiver of Conditions                                        20
          15.11 Registered Office of Surviving Corporation                  20
          15.12 Entire Agreement                                            21
          15.13 Governing Law                                               21
          15.14 Severability                                                21
          15.15 Parties in Interest                                         21
          15.16 Amendment                                                   21
          15.17 Counterparts                                                21
          15.18 Dispute Resolution: Arbitration                             21


                                       EXHIBITS

Exhibit No. 1   Procedures and Fees for Administration of                   23
                and Valuation of Retained Business

Exhibit No. 2   Century Life Insurance Company Licenses                     24

Exhibit No. 3   Century Life Insurance Company Litigation,                  25
                Taxes, and Contracts and Commitments

                           ACQUISITION AND MERGER AGREEMENT

       THIS ACQUISITION AND MERGER AGREEMENT ("Agreement") is entered into this 18th day of April, 1996, between Century Life Insurance Company, an insurance corporation organized and existing under the laws of the State of Iowa, which has its principal place of business in Waverly, Bremer County, Iowa (hereinafter called "Century"), Century Life of America, an insurance company organized and existing under the laws of the State of Iowa, with its principal place of business in Waverly, Bremer County, Iowa (hereinafter called "CLA"), American Equity Investment Life Insurance Company, an insurance corporation organized and existing under the laws of the State of Iowa, with its principal place of business in Des Moines, Polk County, Iowa (hereinafter called "American Equity") and American Equity Investment Life Holding Company, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business in Des Moines, Polk County, Iowa (hereinafter called "AEI Holding").

       WHEREAS, CLA desires to sell the stock of Century and AEI Holding desires to purchase the stock of Century and simultaneously merge (the "Merger") American Equity into Century (hereinafter sometimes referred to together as "Constituent Corporations") pursuant to the applicable statutes of the State of Iowa in accordance with the terms and conditions hereinafter set forth, wherein Century will be the surviving corporation (hereinafter sometimes referred to as "Surviving Corporation" when reference is made to it after the Effective Time); and

       WHEREAS, Century is duly organized and existing under the corporate and insurance laws of the State of Iowa, having been incorporated on December 19, 1980, and having authorized capital stock consisting of Seven Hundred Fifty Thousand (750,000) shares of common stock with a par value of $2.00 per share, of which all Seven Hundred Fifty Thousand (750,000) shares are now issued and outstanding; and

       WHEREAS, American Equity is duly organized and existing under the corporate and insurance laws of the State of Iowa, having been incorporated on December 28, 1995, and having authorized capital stock consisting of Four Million (4,000,000) shares of common stock with a par value of $1.00 per share, of which Two Million Five Hundred Thousand (2,500,000) shares are issued and outstanding, and 500,000 shares of Series Preferred Stock, of which none are issued or outstanding.

       NOW, THEREFORE, for good and valuable consideration, including the mutual covenants contained herein, the parties intending to be legally bound do hereby agree that AEI Holding shall purchase the stock of Century and simultaneously American Equity shall be merged with and into Century pursuant to the applicable statutes of the State of Iowa on the following terms and conditions:

                                     SECTION ONE

              Identity of Merging Corporations and Surviving Corporation

       1.1 NAME OF EACH CORPORATION PLANNING TO MERGE. The corporations which are merging pursuant to this Agreement are American Equity Investment Life Insurance Company and Century Life Insurance Company, both of which are insurance corporations organized and existing under the laws of the State of Iowa, each with its principal place of business in the State of Iowa.

       1.2    SURVIVING CORPORATION.  Century shall be the Surviving
Corporation: provided, however, that simultaneously with the Merger, the name of the Surviving Corporation will be change to American Equity Investment Life Insurance Company.


                                     SECTION TWO

                                      The Merger

       2.1 EFFECTIVE TIME AND CLOSING. Subject to the terms and conditions of this Agreement, the closing pursuant to this Agreement ("Closing") shall take place on September 30,1996 at the offices of Whitfield & Eddy, P.L.C., Des Moines, Iowa, or at such other place as the parties may agree. At the Closing, the Articles of Merger shall be executed and AEI Holding shall immediately file such Articles with the Iowa Secretary of State. The Articles of Merger shall state that the Merger is to be effective on September 30, 1996 ("Effective Date") at 1:00 p.m. ("Effective Time").

       2.2 RIGHTS OF SURVIVING CORPORATION. The Surviving Corporation shall succeed to and possess all of the rights, privileges, powers, immunities and franchises, public or private, of each of the Constituent Corporations which, together with all property (real, personal or mixed) of each of the Constituent Corporations, shall be vested in the Surviving Corporation without further act or deed and thereafter shall constitute the same rights, powers, immunities, franchises and property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title of any real estate vested by deed or otherwise in either of the Constituent Corporations is vested in the Surviving Corporation without reversion or impairment.

       2.3 CLAIMS AGAINST CONSTITUENT CORPORATIONS. Any claims existing or action or proceeding pending by or against either of the Constituent Corporations on the Effective Date may be prosecuted by or against it as if the Merger had not taken place, subject, however, to any indemnifications granted in this Agreement.

       2.4    TAX ELECTION.  AEI Holding agrees to make an election under
Section 338(g) of the Internal Revenue Code and the parties hereto shall make a timely joint election under Section 338(h)(10) of the Internal Revenue Code on Internal Revenue Service Form 8023-A. Comparable elections, if available, shall be made under state law in order to have the acquisition of Century by AEI Holding treated as an asset acquisition for state tax purposes in the same manner as it will be treated under Section 338 of the Internal Revenue Code for federal income tax purposes. American Equity and CLA shall agree upon the allocation of the Purchase Price to the various assets of Century which it owns immediately preceding the Effective Time.

                                 SECTION THREE

                                Change of Name,
             Restated Articles of Incorporation and Amended Bylaws,
                          and Officers and Directors

       3.1 CHANGE OF NAME. As part of this Agreement, Century, which is the Surviving Corporation, shall change its name to American Equity Investment Life Insurance Company to be effective at the Effective Time. AEI Holding covenants and agrees that the name change will occur in all jurisdictions listed in Exhibit No. 2 prior to January 1, 1997, and all affected policyholders of Century will be provided with a name change endorsement in accordance with applicable law. If for any reason the Surviving Corporation cannot change its name to American Equity Investment Life Insurance Company prior to January 1, 1997, AEI Holding covenants and agrees that the Surviving Corporation shall, by January 1, 1997, nonetheless effect a name change to a name that does not include any of the words "Century," "CEN-TRAC," "CENTURION," or numeral "21."

       3.2 ARTICLES OF INCORPORATION. The Articles of Incorporation and Bylaws of American Equity shall be adopted by the Surviving Corporation and shall be the Restated Articles of Incorporation and Amended Bylaws of the Surviving Corporation upon consummation of the Merger, and AEI Holding shall prepare and file such Restated Articles of Incorporation with the Iowa Insurance Commissioner and the Iowa Secretary of State to be effective at the Effective Time.

       3.3 OFFICERS AND DIRECTORS. The officers and directors of American Equity shall become all of the officers and directors of the Surviving Corporation at the Effective Time.

                                 SECTION FOUR

                       Conversion and Payment of Shares

       4.1 LIQUIDATING DISTRIBUTION BY CENTURY. The parties acknowledge that for federal income tax purposes, CLA and Century intend to enter into transactions that will be treated as a tax-free liquidation of Century and to liquidate Century in a tax-free manner that allows Century's corporate shell, charter and licenses to be maintained for sale to AEI Holding, which sale shall be accomplished through the Merger. As such, as of the Effective Date, Century's assets will consist solely of assets on deposit with state insurance departments and cash in the amount of Five Million Dollars ($5,000,000) (the "Retained Assets"), its licenses and charter and any Retained Business as defined in SECTION 5.2 of this Agreement. At the Closing, Century shall distribute its cash to CLA as a liquidating distribution.

       4.2 AMERICAN EQUITY SHARES OWNED BY AEI HOLDING. On the Effective Date, American Equity shall merge with and into Century and the Two Million Five Hundred Thousand (2,500,000) shares of common stock of American Equity outstanding and owned of record by AEI Holding, shall be converted into Two Million Five Hundred Thousand

(2,500,000) shares, having a par value of $1.00 per share, of newly-authorized common stock of the Surviving Corporation by exchanging each share of common stock of American Equity for one share of common stock of the Surviving Corporation.

       4.3 CENTURY SHARES OWNED BY CLA. At the Closing, to be effective at the Effective Time, the Seven Hundred Fifty Thousand (750,000) shares of common stock of Century outstanding and owned by record by CLA shall be transferred to AEI Holding in exchange for an amount equal to Seven Hundred Thousand Dollars ($700,000), plus (i) the amount of any Retained Assets not distributed to Century under SECTION 4.1 above and (ii) the value of the Retained Business, determined in accordance with Exhibit No. 1, payable by wire transfer to an account designated by CLA, and, simultaneously, Century will redeem said stock from AEI Holding for the same amount.

       4.4 SHARES OF SURVIVING CORPORATION AFTER MERGER. Upon consummation of the Merger, Two Million Five Hundred Thousand (2,500,000) fully paid shares of common stock of the Surviving Corporation (American Equity Investment Life Insurance Company, formerly Century Life Insurance Company), having par value of $1.00 per share, will be issued and outstanding and all such common shares will be owned by AEI Holding, and One Million Five Hundred Thousand (1,500,000) shares of common stock will be authorized, but unissued. Additionally, Five Hundred Thousand (500,000) shares of Series Preferred Stock will be authorized, none of which will be issued or outstanding.

       4.5 ACTIONS BY BOARD OF DIRECTORS OF SURVIVING CORPORATION. The Board of Directors of the Surviving Corporation is empowered to adopt further rules and regulations not inconsistent with the provisions of this Agreement.

                                  SECTION FIVE

                               Capital and Surplus
                         and Existing Business of Century

       5.1 CAPITAL AND SURPLUS. Prior to the Closing, Century shall distribute to CLA all of its assets other than the Retained Assets, licenses and charter, and Retained Business.

       5.2 EXISTING BUSINESS. On or before September 13, 1996, Century shall, to the extent permitted by applicable state laws, enter into an assumption reinsurance or similar agreement with CLA with respect to some or all of Century's insurance business which is on the books of Century as of the date of this Agreement. Century may continue to be directly liable under an assumption reinsurance or similar agreement with respect to such policies. Century shall take all actions it deems necessary to complete and give effect to said assumption reinsurance agreement. Any insurance business on the books of Century which Century and CLA conclude cannot be assumed by CLA under an assumption reinsurance agreement ("Retained Business") shall be handled in accordance with the terms and conditions set forth in Exhibit
No. 1 attached hereto.

                                  SECTION SIX

                 Representations and Warranties of Century and CLA

       Century and CLA represent and warrant to American Equity that:

       6.1 CORPORATE STATUS. Century is an insurance company duly organized and licensed, validly existing and in good standing under the laws of the State of Iowa and has the corporate power and authority to own its property and to carry on its business as presently conducted. Century is duly qualified and licensed to transact business as a foreign insurance company in good standing in each jurisdiction where the ownership of its property or the conduct of its business makes such qualification and licensing necessary. A list setting forth all of the states in which Century is qualified and licensed to transact the business of insurance is attached
hereto as Exhibit No. 2.   Additionally, Century is an accredited reinsurer
in the State of New York. Copies of the Articles of Incorporation and Bylaws of Century, including all amendments thereto, to be delivered to American Equity pursuant to SECTION 14.1.E will be complete and correct and, to the best of its knowledge, the minute books of Century to be delivered to American Equity pursuant to SECTION 14.1.E will be complete and will correctly reflect, in all material respects, all corporate actions taken at all meetings of Directors and Shareholders of Century and will correctly record all resolutions with respect to which certified copies have been delivered to other parties.

       6.2 CAPITALIZATION. The authorized capital stock of Century consists of Seven Hundred Fifty Thousand (750,000) shares of common stock, having a par value of $2.00 per share, all of which shares are issued and outstanding and owned by CLA. All of the issued and outstanding shares of common stock of Century are free and clear of all security interests, liens, hypothecations, pledges, charges and assessments, voting trusts, or other encumbrances of any kind whatsoever; and have been validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, subscriptions, calls, commitments or other claims of any sort whatsoever in respect of, or securities convertible into, any shares of common stock of Century. Prior to the Closing, Century and CLA will take such action as is necessary to change the par value of Century's stock to $2.67 per share.

       6.3    FINANCIAL STATEMENTS.

              i. Century has furnished to American Equity the 1995 Annual Statement of Century as filed with the Iowa Insurance Division and the certified audit report of Century's December 31, 1995 financial statement. Within thirty-five (35) days, respectively, after the end of the first and second quarters of 1996, Century will provide American Equity with the unaudited financial statements of Century for the year-to-date periods ended March 31 and June 30, 1996. At least ten (10) days prior to the Closing, Century will provide unaudited financial statements of Century for the year-to-date period ended August 31, 1996. Within twenty (20) business days following the Effective Date, Century will provide an unaudited financial statement of Century for the year-to-date period ended September 30, 1996. All said documents are sometimes hereinafter collectively called the "Financial Statements." Century and CLA warrant that the existing Financial Statements are, and the future Financial Statements will be, complete and correct in all material respects, except as reflected in Exhibit No. 3; are and will be in accordance with statutory accounting principles, and fairly present the results of operations of Century for the period indicated. Immediately prior to the Effective Time, Century's assets will consist solely of the Retained Assets, its licenses and charter, and the Retained Business.

              ii. Except as and to the extent reflected and reserved against in the Financial Statements, Century has no liability, commitment or obligation of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due including, without limitation, any liability for taxes.

              iii. Since the 1995 Annual Statement of Century, there have been no material changes in the balance sheet of Century, except those which are reflected on the Financial Statements or have occurred in the ordinary transaction of business or are the result of permitted actions taken by Century under SECTION FIVE hereof.

       6.4 TITLE TO PROPERTY. Century owns and has good and marketable title to all of its property and assets, free and clear of all mortgages, security interests, pledges, liens, conditional sales agreements, options, hypothecations, encumbrances or charges, except for pledges to state insurance departments.

       6.5 CORPORATE ACTION. Century has or by the Effective Date will have taken, all corporate action required to authorize the execution and delivery to American Equity and AEI Holding of this Agreement and the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and in accordance with this Agreement, will violate any provisions of, or result in the breach of, or default under, or accelerate or permit the acceleration of the performance required by the terms of (a) any provision of any federal, state, local or foreign law, regulation, ordinance, order, rule or administrative rule of any governmental authority or instrumentality applicable to CLA or Century, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the "Blue Sky" laws of any state having jurisdiction; (b) the Articles of Incorporation or Bylaws of Century or CLA; (c) any agreement to which Century or CLA is a party or by which either of them may be bound, or
(d) any order, judgment, writ, injunction or decree of any court or other governmental agency or instrumentality applicable to Century or CLA, or result in the creation of any security interests, claims, liens, charges, or encumbrances of any kind whatsoever, upon any of the outstanding shares of Century or upon any of the property or assets of Century, or in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any of the licenses, approvals, certificates, permits or authorities referred to in SECTION 6.1 hereof, assuming all approvals are obtained for the transactions contemplated herein.

       6.6 LITIGATION. Except as described on Exhibit No. 3 attached hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Century or CLA, threatened against Century; there are no actions, suits, proceedings or investigations pending, or to the knowledge of CLA, threatened against CLA which would prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or invalid or cause the rescission thereof. AEI Holding agrees that CLA may, at its option, control the defense of any claim or proceeding against Century or the Surviving Corporation which arises out of any occurrence or occurrences prior to the Effective Date, including the claims described on Exhibit No. 3 hereto, and such claims as may be asserted hereafter or any claim or proceeding for which CLA may be liable under SECTION 8.2.B. In such situations, CLA shall pay the costs of the defense of such claims directly to the appropriate third parties and any judgments, awards or settlements to the parties entitled thereto, provided suitable releases are provided to the Surviving Corporation. AEI Holding further agrees that CLA may, at CLA's own expense, prosecute or continue the prosecution of any claim or proceeding against third parties which arise out of any occurrence or occurrences prior to the Effective Date, including claims described on Exhibit No. 3 hereto or such claims as may be asserted hereafter, and CLA shall be entitled to receive and retain all damages and other sums payable to CLA or Century in connection with such claims. Century or the Surviving Corporation shall take any and all action and execute such documents as may be necessary to convey to CLA any of the rights described in this paragraph.

       6.7 TAXES. To the best of its knowledge, Century has filed all tax returns and reports required by applicable foreign, federal, state and local law to be filed by it and such returns and reports are true, complete and correct. All taxes and other governmental charges with respect to Century have been paid or accrued on its books, and the provision for taxes shown in the Financial Statements is adequate to cover the liability of Century as of the date of each such Financial Statement for all taxes based on income, gross receipts, premiums, sales or purchases, capital stock or surplus, and business or assets of Century. Except as described in Exhibit No. 3, neither the Internal Revenue Service nor any other taxing authority has notified Century of any proposed additional taxes, interest or penalties in respect to Century. No extension of time for assessments of deficiences has been granted by Century to any taxing authority. At the Effective Date, all tax payment obligations of Century will have been paid or accrued.

              To the best of Century's knowledge, proper accurate amounts have been withheld from employees and agents of Century for all periods in full and complete compliance with the tax withholding provisions of applicable state and federal laws; proper and accurate federal and state tax returns have been filed by Century for all periods for which returns were due with respect to income tax withholding, social security and unemployment taxes and the amounts shown thereon to be due and payable have been paid in full or adequate provision therefor is shown on the Financial Statements; and the hours worked by, and payments made to, employees of Century have not been in violation of the Fair Labor Standards Act or any applicable state laws dealing with similar matters. CLA has caused, or will cause Century to file, prior to the Effective Date and on a timely basis, its income tax returns for the year ended December 31, 1995.

       6.8 EMPLOYMENT AND OTHER CONTRACTS. Century is not a party to or bound by any written or oral employment, consulting or similar contract with any person. Century is currently a party to a number of brokerage agreements which will be terminated or assumed by CLA on or before the Effective Date.

       6.9 CONTRACTS AND OTHER COMMITMENTS. Century is not a party to or bound by any written or oral contract, agreement, commitment or understanding not made in the ordinary course of its business, or similar businesses, or which is materially adverse to it, except for the settlement agreement with Century 21, described in Exhibit No. 3, nor does it have any present or future obligation to pay any commissions to agents, except under the brokerage agreements referenced in SECTION 6.8. Century has materially complied with all the provisions of all such instruments and of all other contracts, agreements and commitments or understandings to which it is a party and it is not in default under any provisions thereof. CLA has made no financial guaranties on behalf of Century to any state or any regulatory body, except as described in Exhibit No. 3.

       6.10 INSURANCE FILINGS. Century has filed on a timely basis its 1995 Annual Statement with each state listed in Exhibit No. 2 attached hereto.

       6.11 EXECUTION AND DELIVERY. When executed and delivered to American Equity and AEI Holding by CLA and Century, this Agreement will constitute a valid and legally binding obligation of CLA and Century, as applicable, in accordance with the terms hereof.

                                    SECTION SEVEN


                   Representation and Warranties of American Equity

       American Equity and AEI Holding represent and warrant to Century that:

       7.1 CORPORATE STATUS. American Equity is an insurance company duly organized and licensed, validly existing and in good standing under the laws of the State of Iowa and has the corporate power and authority to own its property and to carry on its business as presently conducted. American Equity is duly qualified and licensed to transact business in the State of Iowa. Copies of the Articles of Incorporation and Bylaws of American Equity, as amended, to be delivered to Century will be complete and correct and the minute books of American Equity to be delivered to the Surviving Corporation will be complete and will correctly reflect, in all material respects, all corporate actions taken at all meetings of Directors and Shareholders of American Equity and will correctly record all resolutions with respect to which certified copies have been delivered to other parties.

       7.2 CAPITALIZATION. The authorized capital stock of American Equity consists of Four Million (4,000,000) shares of common stock, $1.00 par value per share, of which Two Million Five Hundred Thousand (2,500,000) shares are issued and outstanding and owned by AEI Holding, and Five Hundred Thousand (500,000) shares of Series Preferred Stock, none of which are issued or outstanding. All of the issued and outstanding shares of common stock of American Equity are free and clear of all security interests, liens, hypothecations, pledges, charges and assessments, voting trusts, or other encumbrances of any kind whatsoever, and have been validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, subscriptions, calls, commitments or other claims of any sort whatsoever in respect of, or securities convertible into, any shares of common stock of American Equity.

       7.3    FINANCIAL STATEMENTS.

              i. American Equity has furnished to Century the 1995 Annual Statement of American Equity as filed with the Iowa Insurance Division, and will furnish to Century the certified audit report of American Equity's December 31, 1995 financial statement when completed, said documents sometimes hereinafter collectively called the "Financial Statements." American Equity warrants that the existing Financial Statements are, and the future Financial Statements will be, complete and correct in all material respects; are and will be in accordance with statutory accounting principles, and fairly present the results of operations of American Equity for the period indicated.

              ii. Except as and to the extent reflected and reserved against in its Financial Statements, American Equity has no liability, commitment or obligation of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due including, without limitation, any liability for taxes in respect to or measured by the income of American Equity.

              iii. Since the 1995 Annual Statement of American Equity, there have been no material changes in the balance sheet of American Equity which would adversely affect its ability to consummate the Merger.

       7.4 TITLE TO PROPERTY. American Equity owns and has good and marketable title to all of its property and assets, free and clear of all mortgages, security interests, pledges, liens, conditional sales agreements, options, hypothecations, encumbrances or charges.

       7.5 CORPORATE ACTION. American Equity has or by the Effective Date will have taken, all corporate action required to authorize the execution and delivery to Century of this Agreement and the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Closing hereunder, will violate any provisions of, or result in the breach of, or default under, or accelerate or permit the acceleration of the performance required by the terms of (a) any provision of any federal, state, local or foreign law, regulation, ordinance, order, rule or administrative rule of any governmental authority or instrumentality applicable to AEI Holding or American Equity, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the "Blue Sky" laws of any state having jurisdiction; (b) the Articles of Incorporation or American Equity or AEI Holding; (c) any agreement to which American Equity or AEI Holding is a party or by which either of them may be bound, or (d) any order, judgment, writ, injunction or decree of any court or other governmental agency or instrumentality applicable to American Equity or AEI Holding, or result in the creation of any security interests, AEI claims, liens, charges, or encumbrances of any kind whatsoever, upon any of the outstanding shares of American Equity or upon any of the property or assets of American Equity, or in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any of the licenses, approvals, certificates, permits or authorities referred to in SECTION 7.1.

       7.6    LITIGATION.     Except for suits of a character incident to the
normal conduct of business of American Equity, there are no actions, suits, proceedings or investigations pending, or to the knowledge of American Equity or AEI Holding, threatened against American Equity; there are no actions, suits, proceedings or investigations pending, or to the knowledge of AEI Holding, threatened against AEI Holding which would prevent the consummation of this

Agreement or any of the transactions contemplated hereby or declare the same unlawful or invalid or cause the rescission thereof.

       7.7 TAXES. To the best of its knowledge, American Equity has filed all tax returns and reports required by applicable foreign, federal, state and local law to be filed by it and such returns and reports are true, complete and correct. All taxes and other governmental charges with respect to American Equity have been paid or accrued on its books through the Effective Date, and the provision for taxes shown in the Financial Statements is adequate to cover the liability of American Equity as of the date of such Financial Statement for all taxes based on income, gross receipts, premiums, sales or purchases, capital stock or surplus, and business or assets of American Equity. Neither the Internal Revenue Service nor any other taxing authority has notified American Equity of any proposed additional taxes, interest or penalties in respect to American Equity. No extension of time for assessments of deficiencies has been granted by American Equity to any taxing authority. At the Effective Date, all tax payment obligations of American Equity will have been paid or accrued.

              To the best of American Equity's knowledge, proper accurate amounts have been withheld from employees of American Equity for all periods in full and complete compliance with the tax withholding provisions of applicable state and federal laws; proper and accurate federal and state tax returns have been filed by American Equity for all periods for which returns were due with respect to income tax withholding, social security and unemployment taxes and the amounts shown thereon to be due and payable have been paid in full or adequate provision therefor is shown on the Financial Statements; and the hours worked by, and payments made to, employees of American Equity have not been in violation of the Fair Labor Standards Act or any applicable state laws dealing with similar matters. AEI Holding has caused, or will cause American Equity to file, subsequent to the Effective Date and on a timely basis, its income tax returns for the year ended December 31, 1995, and the income tax returns of the Surviving Corporation.

       7.8 EMPLOYMENT AND OTHER CONTRACTS. American Equity is not a party to or bound by any written or oral employment, consulting or similar contract with any person.

       7.9 CONTRACTS AND OTHER COMMITMENTS. American Equity is not a party to or bound by any written or oral contract, agreement, commitment or understanding not made in the ordinary course of its business, or similar businesses, or which is materially adverse to it. American Equity has complied with all the provisions of all such instruments and of all other contracts, agreements and commitments or understandings to which it is a party and it is not in default under any provisions thereof.

       7.10 INSURANCE FILINGS. American Equity has filed on a timely basis its 1995 Annual Statement with the State of Iowa and such Statement is true, correct and complete. In addition, American Equity will file on a timely basis prior to the Effective Date, all other reports and documents required by applicable state laws, including notification and/or requests for approval of this Agreement. All such reports and documents are or will be true, correct and complete.

       7.11 EXECUTION AND DELIVERY. When executed and delivered to Century by American Equity and AEI Holding, this Agreement will constitute a valid and legally binding obligation of American Equity and AEI Holding, as applicable, in accordance with the terms hereof.

       7.12 APPROVALS. American Equity and AEI Holding have obtained or will obtain prior to Closing, any required approval from the appropriate regulatory bodies for the transactions contemplated by this Agreement, including AEI Holding's acquisition of control of Century and the Merger. AEI Holding agrees to obtain approval or a waiver of the approvals requirements from California, Iowa, Michigan, Colorado and Arizona related to AEI Holding's acquisition of control of Century and the Merger and agrees to notify all other states listed in Exhibit No. 2. If a state notified requires approval or any other compliance activity, AEI Holding will obtain such approval and/or follow the required compliance activity. CLA and Century agree to cooperate in seeking such approvals and to supply such documents and information as is required in connection therewith.

       7.13 CAPITALIZATION. At the Effective Time, American Equity and AEI Holding shall cause the Surviving Corporation to have sufficient capitalization to satisfy the minimum capitalization requirements of and maintain the Surviving Corporation's license in the State of Iowa.


                                    SECTION EIGHT

                 Nature and Survival of Representations, Warranties, Covenants, Agreements, Guarantees, Indemnifications
                                   and Hold Harmless

       8.1    AMERICAN EQUITY AND AEI HOLDING.

              A. SURVIVAL OF REPRESENTATIONS, ETC. The representation, warranties, covenants and agreements of American Equity and AEI Holding set forth in this Agreement and in any documents delivered pursuant to the terms hereof shall survive the Closing and any examination made by or on behalf of Century and CLA.

              B. INDEMNIFICATION AND HOLD HARMLESS. AEI Holding agrees to indemnify CLA, and to hold it harmless from and against, and will pay to CLA upon demand, the full amount of any loss, claim, damage, liability or expense (including reasonable attorneys' fees resulting to CLA, directly or indirectly, from any breach of the representations, warranties, covenants and agreements of AEI Holding and American Equity contained in this Agreement if discovered by CLA on or before August 1, 2001. AEI Holding shall indemnify and hold CLA harmless from any loss or damage sustained by CLA arising out of any claim, action or proceeding against American Equity or AEI Holding prior to the Effective Time.

       8.2    CENTURY AND CLA

              A. SURVIVAL OF REPRESENTATIONS, ETC. The representation, warranties, covenants and agreements of Century and CLA set forth in this Agreement and in any documents delivered pursuant to the terms hereof shall survive the Closing and any examination made by or on behalf of American Equity and AEI Holding.

              B. INDEMNIFICATION AND HOLD HARMLESS. CLA agrees to indemnify AEI Holding and/or the Surviving Corporation as applicable, and to hold them harmless from and against, and will pay to AEI Holding and/or the Surviving Corporation upon demand, the full amount of any loss, claim, damage, liability or expense (including reasonable attorneys' fees) resulting to AEI Holding and/or the Surviving Corporation, as applicable, directly or indirectly, (i) from any activity of Century or CLA (including a claim in excess of the corresponding reserve incurred by a Century policyholder related to Retained Business if the event giving rise to the claim occurs prior to the Effective Time) which takes place prior to the Effective Time, (including matters referred to in Exhibit No. 3) and from any breach of the representations, warranties, covenants and agreements of CLA and Century contained in this Agreement if discovered by AEI Holding or the Surviving Corporation on or before August 1, 2001; provided, however, that if the breach results in the loss of a license of the Surviving Corporation, the amount of the indemnification because of the loss of the license shall be limited to $30,000 per license and CLA shall not be liable for lost profits, the cost to replace the license or any other damages/amounts; (ii) from any assessment made by any state guaranty fund against Century (or the Surviving Corporation if such assessment is due to the Century being the Surviving Corporation) which consists of a flat fee assessed prior to the Effective Date or is based on premiums generated by Century prior to the Effective Date; (iii) arising out of any insurance business of Century which has been assumed and/or reinsured by CLA or any other company prior to the Effective Date, and (iv) any claim asserted by any broker or agent for commissions or other monies due in the past or in the future as a result of any business conducted by Century prior to the Effective Date or contracts or agreements entered into by Century prior to the Effective Date. Any taxes of any kind (other than guaranty fund accounts, which shall be handled in the manner set forth in (ii) above) assessed against Century or the Surviving Corporation as a result of activity of Century prior to the Effective Date shall be paid by CLA and any refunds or overpayments of taxes of any kind attributable to activity of Century prior to the Effective Date shall be paid to CLA.

                                     SECTION NINE

                      Conditions Precedent to American Equity's
                           and/or AEI Holding's Obligations

       9.1 SATISFACTION BY CENTURY AND CLA. The obligations of American Equity and/or AEI Holding under this Agreement shall be subject to the satisfaction by Century and CLA of each of the following conditions precedent:

       (a) REPRESENTATIONS AND WARRANTIES ARE TRUE AND CORRECT. The representations and warranties of Century and CLA set forth in this Agreement shall be true and correct in all material respects at the Effective Date.

       (b) PERFORMANCE AND COMPLIANCE. Century and CLA shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to the Effective Date.

       (c) DELIVERY OF CERTIFICATE OF CENTURY. Century shall have delivered to American Equity a certificate of the President or any Vice President and the Secretary or any Assistant Secretary of Century, dated as of the Effective Date, certifying that the conditions set forth in SECTIONS 11.1, 11.5 and 11.6 hereof are true and correct as of the Effective Date.

       (d) OPINION OF CENTURY'S AND CLA'S COUNSEL. Century and CLA shall have delivered to American Equity and AEI Holding a favorable opinion of their legal counsel, dated as of the Effective Date, to the effect that: (i) Century is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has full power and authority to own its property and to carry on its business as presently conducted, and is duly licensed to transact the business of insurance in those states as set forth in Exhibit No. 2 attached hereto, (ii) Century's entire authorized capital stock consists of Seven Hundred Fifty Thousand (750,000) shares of common stock, $2.67 par value per share, all of which are outstanding. All of such issued and outstanding shares of common stock of Century are validly issued, fully paid and nonassessable, are owned by CLA, free and clear of any security interests, liens, hypothecations, pledges, encumbrances, charges and assessments, voting trusts, or other encumbrances of any kind whatsoever; (iii) the execution of this Agreement and the consummation of the transactions contemplated hereby have not, or will not at the time of Closing, result in a breach of or default under the Articles of Incorporation or Bylaws of Century or the Bylaws and governing instruments of CLA or of any agreement, instrument or understanding to which CLA or Century is a party or by which any of them may be bound; (iv) Century and CLA have obtained all necessary consents, approvals, authorizations or orders of any court or governmental authority or instrumentality necessary for the assumption reinsurance and the transfer of assets contemplated by SECTION 5; (v) this Agreement has been duly and validly authorized, executed and delivered by CLA and Century and is the valid and binding agreement of CLA and Century, as applicable, and is enforceable in accordance with its terms; (vi) except as described in Exhibit No. 3, such counsel has no knowledge of any actions, suits, proceedings or investigations pending or threatened in any court or before any governmental agency or instrumentality against, by or affecting Century or its business (financial or otherwise).

       (e) CERTIFICATE OF CLA. CLA shall have delivered to AEI Holding a certificate of the President or any Vice President and of the Secretary or any Assistant Secretary of CLA certifying that the representations and warranties of CLA set forth in this Agreement and set forth in each Exhibit hereto are true and complete in all material respects as of the Effective Date.

       9.2 OTHER CONDITIONS. The obligations of AEI Holding and American Equity under this Agreement shall also be subject to the receipt of all regulatory approvals required for the transactions contemplated herein.

                                   SECTION TEN

                             Conditions Precedent to
                         CLA's and Century's Obligations

       10.1 SATISFACTION BY AMERICAN EQUITY. The obligations of Century and CLA under this Agreement shall be subject to the satisfaction by American Equity and AEI Holding of each of the following conditions precedent:

       (a) REPRESENTATIONS AND WARRANTIES ARE TRUE AND CORRECT. The representations and warranties of American Equity and AEI Holding set forth in this Agreement shall be true and correct in all material respects at the Effective Date.

       (b)    OPINION OF AMERICAN EQUITY'S AND AEI HOLDING'S COUNSEL.
American Equity and AEI Holding shall have delivered to Century and CLA a favorable opinion of their legal counsel, dated as of the Effective Date, to the effect that: (i) American Equity is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has full power and authority to own its property and to carry on its business as presently conducted, and is duly licensed to transact the business of insurance in the State of Iowa, (ii) American Equity's entire authorized capital stock consists of Four Million (4,000,000) shares of common stock, $1.00 par value per share, of which Two Million Five Hundred Thousand (2,500,000) shares are outstanding. All of such issued and outstanding shares of common stock of American Equity are validly issued, fully paid and nonassessable, are owned by AEI Holding, free and clear of any security interests, liens, hypothecations, pledges, encumbrances, charges and assessments, voting trusts, or other encumbrances of any kind whatsoever;
(iii) the execution of this Agreement and the consummation of the transactions contemplated hereby have not, or will not at the time of closing, result in a breach of or default under the Articles of Incorporation or Bylaws of American Equity or AEI Holding or of any agreement, instrument or understanding to which AEI Holding or American Equity is a party or by which any of them may be bound; (iv) American Equity has obtained all required consents, approvals, authorizations or orders of any court or governmental authority or instrumentality which are required for the consummation by American Equity or AEI Holding of the transactions contemplated by this Agreement; (v) this Agreement has been duly and validly authorized, executed and delivered by AEI Holding and American Equity and is the valid and binding agreement of AEI Holding and American Equity, as applicable, and is enforceable in accordance with its terms; (vi) such counsel have no knowledge of any actions, suits, proceedings or investigations (other than those which would be of a character incident to the normal conduct of the business of American Equity) pending or threatened in any court or before any governmental agency or instrumentality against, by or affecting American Equity or its business, prospects or condition (financial or otherwise); and (vii) AEI Holding and American Equity are legally authorized to execute this Agreement and be bound by all of its terms.

       (c) DELIVERY OF CERTIFICATE OF AMERICAN EQUITY. American Equity shall have delivered to Century a certificate of the President or any Vice President and the Secretary of any Assistant Secretary of American Equity, dated as of the Effective Date, certifying that the conditions set forth in SECTIONS 7.12 and
11.1 hereof are true and correct as of the Effective Date.

       (d) CERTIFICATE OF AEI HOLDING. AEI Holding shall have delivered to Century a certificate of the President or any Vice President and of the Secretary or any Assistant Secretary of Century certifying that the representations and warranties of American Equity set forth in this Agreement and set forth in each Exhibit hereto are true and complete in all material respects as of the Effective Date.

       10.2 OTHER CONDITIONS. The obligations of Century and CLA under this Agreement shall also be subject to the satisfaction of each of the following precedents:

       (a) TAX MATTERS. Century determining that the "liquidation" of Century can be accomplished in a tax-free manner if Century's existence, charter and licenses are maintained. Century must notify American Equity on or before May 15, 1996, if this condition cannot be met, otherwise this condition shall be deemed waived.

       (b) APPROVALS. All approvals required for the transactions contemplated herein as described in SECTIONS 7.12 AND 9.1(d) shall have been obtained.

                                 SECTION ELEVEN

                   Obligations and Restrictions Pending Merger

       Each of the Constituent Corporations (except as otherwise indicated herein) respectively agrees with the other that, subject to the terms of this Agreement and except as may be permitted elsewhere in the Agreement or otherwise consented to by the other in writing, it will, from the date hereof, to and including the Effective Date, take or refrain from taking, as the case may be, the following actions with respect to its own organization, business and affairs:

       11.1 CONDUCT OF BUSINESS. It shall conduct its business only in the usual and ordinary course, except for activities and transactions which in the aggregate are not material or are contemplated or permitted by this Agreement. In addition, CLA will cause Century to file on a timely basis prior to the Closing, all reports and documents required by applicable state laws to be filed on or before the Effective Date in order for Century to continue to be duly qualified and licensed to transact the business of insurance in each state listed in Exhibit No. 2 attached hereto. Century and/or CLA shall provide policyholders of Century with any endorsements or certificates required in connection with CLA's assumption of Century's policies.

       11.2 ABSENCE OF CHANGE. It shall not cause any event, and shall use its best efforts to prevent the occurrence of any event within its sole control, which would cause its representations and warranties made herein to be untrue as of the Effective Date.

       11.3 ACCESS TO RECORDS. It shall permit authorized representatives of the other Constituent Corporation to have access, during ordinary business hours, to its offices, properties, books and records in order that the other may make such investigation of its affairs as the other deems desirable, and it shall furnish, and shall cause its certified public accountants to furnish the other with such financial and other information concerning itself, its businesses and properties as the other may from time to time request, including (without limitation) information required for inclusion, or the preparation of, any information required in connection with the Merger.

       11.4 APPROVALS. It shall cause this Agreement to be submitted to its shareholders in a manner provided by applicable state law as promptly as is practicable after the date of execution of this Agreement and shall use its best efforts to obtain the necessary affirmative vote of its shareholders in favor of this Agreement as may be required to authorize this Agreement and the Merger.

       11.5 DIVIDENDS. Century will not declare or pay any dividend in cash, stock or property, or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire any shares of its outstanding capital stock or make any other distribution of assets to its shareholders, except for distributions or dividends reasonably necessary or appropriate for Century to achieve the results contemplated by SECTIONS 4.1,
5.1 and 5.2 hereof.

       11.6 STOCK OPTIONS. Century will not issue or sell, grant options or issue warrants to purchase or the right to subscribe to any shares of its capital stock or any of its other securities, or make any other changes in its capital structure.

                                 SECTION TWELVE

                            Statutory Representation

       No officer, director or shareholder of either of the Constituent Corporations shall receive any compensation, gratuity or otherwise, directly or indirectly, for in any manner aiding, promoting or assisting in this Merger, except for legal fees in the event such person, other than an employee of a Constituent Corporation, performs legal services in connection with the Merger.

                                SECTION THIRTEEN

                           Termination and Abandonment

       Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger abandoned (in which case the Constituent Corporations shall notify their respective shareholders in accordance with applicable law), at any time, whether before or after approval by shareholders and notwithstanding favorable shareholder action, prior to the Effective Date, under the following conditions:

       13.1   MUTUAL CONSENT.  By the mutual consent of the parties;

       13.1 BY A CONSTITUENT CORPORATION. If any of the conditions to its obligations under this Agreement specified in SECTIONS TEN and ELEVEN, as applicable to said Constituent Corporation, have not been satisfied or waived at or prior to the Closing;

       13.3 BY A PARTY. If any action, proceeding or governmental investigation is instituted and pending, or threatened against any party, or any of their respective directors or officers, seeking to restrain or prohibit the consummation of the Merger, or to change the terms of this Agreement, or to obtain damages or other relief in connection with the Merger, if such action, proceeding or governmental investigation makes the consummation of the Merger, in the reasonable judgment of the party, inadvisable;

       13.4 PASSAGE OF TIME. Subject to SECTION 10.2(a), by any party, if the Merger has not been consummated on or before September 30, 1996, or such later date as may be agreed to in writing by the Constituent Corporations.

                                SECTION FOURTEEN

                        Closing Procedures and Documents

       14.1 DELIVERY BY CENTURY AND CLA. The obligations of AEI Holding and American Equity are subject to the delivery on or before the Effective Date by Century and CLA of:

              A. SHARES OF CENTURY. Certificates representing Seven Hundred Fifty Thousand (750,000) shares of the common stock of Century.

              B. RESIGNATIONS OF DIRECTORS AND OFFICERS. Resignations of the Directors and all Officers of Century.

              C.     OPINION OF COUNSEL.  Opinion of counsel as provided in
SECTION 9.1(d) hereof.

              D. CERTIFICATES. Certificates by the respective officers of Century and CLA as provided in SECTIONS 9.1(c) and 9.1(e) hereof.

              E. CORPORATE DOCUMENTS. Copies of the Articles of Incorporation of Century, as amended, certified by the Secretary of State of Iowa or the Iowa Insurance Commissioner, and of its Bylaws, as amended, certified by the Secretary or Assistant Secretary of Century, all as of a date not more than fifteen (15) days prior to the Effective Date, together with the minute books, stock transfer books, and all other books and records of Century;

              F. FINANCIAL STATEMENTS. The unaudited balance sheet of Century as of August 31, 1996 as provided in SECTION 6.3(i) hereof;

              G. ASSUMPTION REINSURANCE AGREEMENT. An executed original Assumption Reinsurance Agreement for all insurance business of Century which has been assumed and reinsured by CLA;

              H. LIST OF BUSINESS. A list of all of Century's policies of insurance and annuity contracts which are in effect on the Closing Date that will constitute Retained Business; and

              I. OTHER. Such other instruments and documents required or contemplated under this Agreement.

       14.2 DELIVERY BY AMERICAN EQUITY AND AEI HOLDING. The obligations of Century and CLA are subject to delivery on or before the Effective Date by American Equity and AEI Holding of:

              A. PAYMENT OF FUNDS. A wire transfer at Closing to an account designated by CLA for the payment of funds owed to CLA as provided in SECTIONS 4.1 and 4.3 hereof.

              B.     OPINION OF COUNSEL.  Opinion of counsel as provided in
SECTION 10.1(b) hereof.

              C. CERTIFICATES. Certificates by the respective officers of American Equity and AEI Holding as provided in SECTIONS 10.1(c) and 10.1(d) hereof.

              D. APPROVALS. Evidence of compliance with SECTION 7.12 to CLA's reasonable satisfaction.

              E. OTHER. Such other instruments and documents required or contemplated under this Agreement.


                                   SECTION FIFTEEN

                                    Miscellaneous

       15.1 INSURANCE DEPARTMENT APPROVAL. The Merger is subject to approval by the Iowa Insurance Division, and the approval, if required, of a Form A filing with the Iowa Insurance Division. American Equity agrees forthwith to use its best efforts to obtain such approval and the approval of any comparable regulatory authority in any other state which requires such approval, including, but not limited to, those states listed in SECTION 7.12 or which indicate that approval is required. Century and CLA shall fully cooperate in this approval process. The Merger contemplated by this Agreement is expressly subject to such approval where required by law.

       15.2 RESERVE GUARANTY. If the Retained Business consists of fewer than 200 policies and such Retained Business requires legal reserves, CLA hereby warrants and guarantees that the reserves of Century, as of the Effective Date, will meet or exceed all regulatory requirements, as of the Effective Date, for the Retained Business on the books of Century.

       15.3 BROKERAGE. CLA agrees to indemnify and hold AEI Holding harmless from all liabilities arising from any claim for brokerage commission or finder's fees in connection with the transactions contemplated by this Agreement arising out of any action on the part of CLA or Century. AEI Holding agrees to indemnify and hold CLA harmless from all liabilities arising out of any claim for brokerage commission or finder's fees in connection with the transactions contemplated by this Agreement arising out of any action of AEI Holding or American Equity. Neither party hereto is aware of any brokerage fee liability arising as a result of the transactions contemplated by this Agreement.

       15.4 ADDITION OF EXHIBITS. If any Exhibit referred to herein, other than Exhibit Nos. 1 and 2 attached hereto, shall not have been attached hereto at the time of the execution of this Agreement, or if such Exhibit is incomplete at such time, such Exhibit may be later attached and completed and initialed by Century and American Equity, and such Exhibit shall, as later attached or completed, for all purposes, be deemed part of this Agreement as if attached hereto at the time of execution. Any such Exhibit will be made available for attachment or completion no later than the Effective Date.

       15.5 SPECIFIC PERFORMANCE. The parties acknowledge that the nature of this transaction is unique and that the parties will be taking significant actions or refraining from taking actions in reliance on this Agreement and, for these reasons and others, the parties agree that each party shall be entitled as a matter of right to specifically enforce this Agreement in any court of competent jurisdiction. This right to specific performance shall be cumulative and in addition to whatever remedies a party may have at law or in equity, including, without limitation, recovery of damages.

       15.6 PRESS RELEASES. All signing parties to this Agreement agree to consult with each other in issuing any press release or otherwise making any public statement with respect to this Agreement and all of the transactions contemplated hereby and further agree not to issue any such press release or make any such public statement prior to such consultation, except as may be required by law after consultation with counsel. More specifically, no announcements or other releases shall be made and the fact that a sale or merger is pending shall not be disclosed before May 15, 1996, except as required by law or as is reasonably necessary to obtain approvals required herein.

       15.7 CONFIDENTIALITY. All signing parties shall use their best efforts to maintain the confidentiality of the negotiations of the matters set forth in this Agreement, and in the case there is no closing under this Agreement, each party agrees to return to and maintain as confidential all information obtained from the other party.

       15.8 EXPENSES. Each of the parties will bear its own expenses incurred with this Agreement and a closing hereunder, including without limitation, all legal, accounting, travel and other similar fees and expenses.

       15.9 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class, postage prepaid or sent via telefax:

       If to AEI Holding or American Equity:

                     American Equity Investment Life Insurance Company P.O. Box 71216
                     Des Moines, Iowa 50325
                     Attention: D. J. Noble, President
                     Telephone: 515-284-7510
                     Telefax: 515-242-0479

       With copy to:

                     Harley A. Whitfield
                     and William L. Fairbank
                     Whitfield & Eddy, P.L.C.
                     317 Sixth Avenue, Suite 1200
                     Des Moines, Iowa 50309-4110
                     Telephone: 515-288-6041
                     Telefax: 515-246-1474

       If to Century or CLA:

                     Century Life of America
                     2000 Heritage Way
                     Waverly, Iowa 50677
                     Attention: Kevin Lentz
                     Telephone: 319-352-1000
                     Telefax: 319-352-1272

       With copy to:

                     John Waggoner
                     Century Life of America
                     5910 Mineral Point Road
                     Madison, Wisconsin 53705
                     Telephone: 608-231-7318
                     Telefax: 608-238-2472

       15.10 WAIVER OF CONDITIONS. Any failure of either of the Constituent Corporations and/or CLA and/or AEI Holding to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing signed by the other Constituent Corporation and its parent company (i.e., CLA or AEI Holding), but such waiver or failure to insist upon strict compliance with such obligations, a covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

       15.11 REGISTERED OFFICE OF SURVIVING CORPORATION. The registered executive office of the Surviving Corporation shall be at P.O. Box 71216, Des Moines, Iowa 50325.

       15.12 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement, and this Agreement (including each Exhibit hereto) supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement.

       15.13 GOVERNING LAW. This Agreement and the provisions hereof shall be governed by the laws of the State of Iowa.

       15.14 SEVERABILITY. The provisions of this Agreement are severable. If any provision, phrase, clause or word hereof be rendered or declared illegal, as violative of public policy or otherwise, then any such provision, phrase, clause or word hereof shall be deemed stricken and deleted from this Agreement, and it shall not violate, invalidate, impair or otherwise affect any other provision, phrase, clause or word hereof.

       15.15 PARTIES IN INTEREST. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of each of the signing parties.

       15.16 AMENDMENT. Subject to applicable law, this Agreement may be amended, modified and supplemented by mutual consent of the respective Boards of Directors of the Constituent Corporations or by the respective officers authorized by such Boards of Directors at any time prior to the Effective Date with respect to any of the terms contained herein, in such manner as may be agreed upon in writing by such Boards of Directors or such officers.

       15.17 COUNTERPARTS. For the convenience of the parties, and to facilitate the filing hereof with appropriate governmental authorities, this Agreement may be executed in one or more counterparts, each of which together shall be deemed to be an original.

       15.18 DISPUTE RESOLUTION; ARBITRATION. In the event of any controversy or dispute relating to this Agreement, the parties shall refer the matter to their respective senior management for resolution. If they are not able to resolve the matter after a period of thirty days, any party may refer the matter for settlement by arbitration in accordance with the rules of the American Arbitration Association. The parties shall jointly agree upon an arbitrator.
If they are unable to agree, they shall each select one arbitrator and those two arbitrators shall select a third arbitrator who will arbitrate the matter. Notwithstanding anything to the contrary in the rules of the American Arbitration Association, the arbitrator shall take evidence directly from witnesses and documents presented by the parties and all witnesses shall be made available for cross-examination. Each party shall bear its own expenses of any arbitration and shall share equally the fees and expenses of the arbitrator unless otherwise ordered by the arbitrator.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   CENTURY LIFE INSURANCE COMPANY

                                   By:  /s/
                                        ------------------------------
                                   Its: President and Chief Executive Officer
                                        -------------------------------------

                                   CENTURY LIFE OF AMERICA

                                   By:  /s/
                                        ------------------------------
                                   Its: President and Chief Executive Officer
                                        -------------------------------------

                                   AMERICAN EQUITY INVESTMENT
                                   LIFE INSURANCE COMPANY

                                   By:  /s/ D. J. Noble
                                        ------------------------------
                                   Its: President
                                        ------------------------------


                                   AMERICAN EQUITY INVESTMENT
                                   LIFE HOLDING COMPANY

                                   By:  /s/ D. J. Noble
                                        ------------------------------
                                   Its: President
                                        ------------------------------

                                    EXHIBIT NO. 1

                               Procedures and Fees for
                  Administration and Valuation of Retained Business

In accordance with SECTION 5.2 of the Agreement, any insurance business remaining on the books of Century on the Effective Date is defined as Retained Business. If the Retained Business consists of 200 or more policies (including life insurance and annuities), CLA will, prior to the Effective Date, one-hundred percent reinsure all of the Retained Business and the parties shall mutually agree upon a reinsurance treaty to be executed, if necessary. The reinsurance treaty shall provide that the Surviving Corporation shall pay CLA all premiums received, that CLA shall assume all risk for the Retained Business, and that CLA will determine all nonguaranteed elements of the Retained Business (e.g., dividend liability, excess interest liability, dividend rate assumption and excess credits). This Retained Business shall be administered by the Surviving Corporation for a fee of $3.00 per policy per month. This administration fee shall be increased annually by three and one-half percent (3.5%) on September 30 of each year beginning in 1997. For purposes of SECTION 4.3 of the Agreement, such Retained Business which is reinsured shall have no "value" attributed to it.

If the Retained Business consists of fewer than 200 policies, it will not be reinsured by CLA, and the value of the Retained Business shall be determined as follows:

     (a) Life Insurance Policies: The value of the life insurance policies shall be an amount which is equal to (i) 50% of the annualized premiums, plus (ii) 15% of the total reserves excluding deficiency reserves, if any.

     (b) Annuities: The value of annuities shall be an amount equal to 2% of the total reserves attributable to said annuities.

The total value of the life insurance policies and annuities, as calculated above, shall be the value of the Retained Business pursuant to SECTION 4.3 of the Agreement.

EXHIBIT NO. 2


CENTURY LIFE INSURANCE COMPANY

LICENSED STATES


Arizona
California
Colorado
Delaware
District of Columbia
Florida
Georgia
Idaho
Illinois
Indiana
Iowa
Michigan
Minnesota
Montana
Nebraska
North Dakota
Ohio
Oregon
Pennsylvania
South Dakota
Texas
Washington
Wisconsin

                                   EXHIBIT NO. 3

                     Century Life Insurance Company Litigation,
                        Taxes and Contracts and Commitments

6.3 FINANCIAL STATEMENTS. The Articles of Incorporation for Century Life Insurance Company are being amended to reflect the $2.67 par value for its stock.

6.6 LITIGATION.

     1.   MAIER V. CENTURY LIFE OF AMERICA AND CENTURY LIFE INSURANCE COMPANY.
     2.   LEVENSON V. CENTURY LIFE INSURANCE COMPANY, ET. AL.
     3. PROVIDIAN LIFE AND HEALTH INSURANCE COMPANY AND NATIONAL LIBERTY CORPORATION V. CUNA MUTUAL INSURANCE SOCIETY, MEMBERS LIFE INSURANCE COMPANY, CUNA MUTUAL INVESTMENT CORPORATION, CENTURY LIFE OF AMERICA AND CENTURY LIFE INSURANCE COMPANY.
     4.   PFLUGER V. CENTURY COMPANIES OF AMERICA.*
     5. SPITZER V. DLC FINANCIAL SERVICES, INC., ET. AL. V. CENTURY COMPANIES OF AMERICA ET. AL.*
     6. Century Life Insurance Company is currently under audit for tax years 1993-94. At this time there is no indication on the possible outcome of the audit.

     *Filed against Century Companies of America. It is unclear whether this will include Century Life Insurance Company.

6.7 TAXES.

    Century Life Insurance Company is currently under audit for tax years 1993-94. At this time there is no indication on the possible outcome of the audit.

6.8 CONTRACTS AND COMMITMENTS.

     CENTURY 21 SETTLEMENT AGREEMENT. This is a settlement agreement through which Century Life of America agreed, on its own behalf and on behalf of its subsidiaries (including Century Life Insurance Company) to discontinue the use of all names and marks incorporating the words "Century," "CEN-TRAC" or "CENTURION" or the numeral "21" on or before December 31, 1997.

     GUARANTEES. The Board of Directors of Century Life of America adopted a resolution which guarantees that it will make contributions to Century Life Insurance Company as necessary to maintain Century Life Insurance Company's capital and surplus at $2,500,000. Copies of the resolution were provided
     to Iowa, Idaho           Century Life of America has not executed any
     guarantee agreements.

filed by                                                        FILED
Whitfield & Eddy                                                 IOWA
Bill Fairbank                                              SECRETARY OF STATE
317 6th Ave Ste 1200                                           9-30-96
DSM, IA 50309                                                  2:33 pm
                                                               W124122
                                         -25-

                                    [STAMP]

                                    SEP 30  1996
                                 SECRETARY OF STATE
                         RESTATED ARTICLES OF INCORPORATION
                                         OF
                 AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY
                 (formerly known as Century Life Insurance Company)

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

     Pursuant to section 1007 of the Iowa Business Corporation Act, American Equity Investment Life Insurance Company adopts the following Restated Articles of Incorporation:

     1. The name of the Corporation is American Equity Investment Life Insurance Company. The original Articles of Incorporation were filed on December 16, 1980, effective December 19, 1980, under the name of Century Life Insurance Company.

     2.   Restated Articles of Incorporation:

--------------------------------------------------------------------------------


                                     ARTICLE I
                                        NAME

     The name of this Corporation is American Equity Investment Life Insurance Company.


                                     ARTICLE II
                       PLACE OF BUSINESS AND REGISTERED OFFICE

     The location of the Corporation's principal place of business and resident office is 5000 Westown Parkway, West Des Moines, Polk County, Iowa 50266.

     The street address of the registered office in Iowa and the name of its initial registered agent at that office is:

                              Debra J. Richardson
                              5000 Westown Parkway
                              West Des Moines, Iowa 50266

                                     ARTICLE III
                                       PURPOSES

     The purposes of this Corporation shall be:

     (1)  To insure the lives of persons on the stock legal reserve plan.

     (2) To issue all forms of life insurance policies, including without limitation, ordinary life, limited payment life, variable life, endowment policies, fixed and variable annuities and hospitalization policies.

       (3) To insure persons against physical disability or death caused by accident or disease, and to issue such life contracts either independently or in conjunction with life insurance policies as may be determined by the Board of Directors.

       (4) To reinsure any part of its risk on the types of insurance policies it issues.

       (5) To do and perform such other activities which are incidental to the foregoing.

                                    ARTICLE IV
                                  CAPITAL STOCK

       The total number of shares that may be issued by this Corporation is 4,500,000 shares of which 500,000 shares of the par value of $1 per share shall be designated Series Preferred Stock and 4,000,000 shares of the par value of $1 per share shall be designated common stock.

       A. COMMON SHARES. Each holder of the common stock shall have one vote for each share of common stock held by him. Subject to the rights of the holders of any outstanding Series Preferred Stock, the holders of the common shares shall be entitled to receive dividends from the remaining surplus of the Corporation, when and as such dividends shall be declared by the Board of Directors. Subject to the rights of the holders of any outstanding Series Preferred Stock, upon the dissolution of the Corporation or upon its liquidation otherwise, or upon any distribution of its assets by way of return of capital, the holders of common shares shall be entitled to receive and be paid all the remaining assets of the Corporation.

       B. SERIES PREFERRED SHARES. The following is (i) a statement of the designations, voting powers, preferences and rights and the qualifications, limitations or restrictions of the Series Preferred Stock except as the designations, voting powers, preferences and rights and qualifications, limitations or restrictions thereof of any series of Series Preferred Stock may be stated and expressed in a resolution or resolutions providing for the issuance of such series pursuant to authority herein expressly vested in the Board of Directors of the Corporation; and (ii) a statement of the authority referred to above expressly vested in the Board of Directors.

              (1) The Series Preferred Stock may be issued from time to time in one or more series of any number of shares; provided that the aggregate number of shares outstanding of all such series shall not exceed the total number of shares of Series Preferred Stock authorized by this
Article IV. Each series of Series Preferred Stock shall be distinctively designated. Except as otherwise provided by the resolutions creating the series of Series Preferred Stock, all series of Series Preferred Stock shall rank equally and be identical in all respects.

              (2) Except as otherwise provided by the resolutions creating any series of Series Preferred Stock, holders of such Series Preferred Stock shall not have any right to vote for election of directors or on any other matter or any right to notice of any meeting of stockholders.

              (3) In the event of any complete, or substantially complete, voluntary or involuntary, liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to the holders of the Common Stock, if one or more series of Series

Preferred Stock has been created as authorized in this Article IV, all of the assets of the Corporation shall be paid and distributed among the shareholders of the Corporation as provided in the resolution or resolutions creating such series.

                     Neither the merger nor consolidation of the Corporation into or with any other corporation, nor the merger of any corporation into the Corporation, nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for the purposes of this subsection (3).

              (4) Authority is hereby vested in the Board of Directors from time to time to authorize the issuance of Series Preferred Stock of any series and to state and express, in the resolution or resolutions creating and providing for the issue of shares of any series, the designations, voting powers, if any, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions thereof of such series to the full extent nor or hereafter permitted by the laws of the State of Iowa in respect of the matters set forth in the following clauses (a) through (h), inclusive.

                     (a) The designation of the series and the number of shares which shall constitute such series, which number may be altered from time to time by like action of the Board of Directors in respect of shares then unissued.

                     (b) The annual dividend rate on the shares of that series, the conditions upon which the time or times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on shares of such series to the dividends payable on shares of any other class or classes or any other series of stock, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends on shares of such series shall be cumulative.

                     (c) The redemption price or prices, if any, and the time or times at which the terms and conditions upon which shares of such series shall be redeemable.

                     (d) The rights of shares of such series upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation and the preference to, or the relation to, such rights of shares of such series to the rights on any other class or classes or any other series of stock of the Corporation.

                     (e) The voting rights, if any, of such series in addition to the voting rights prescribed by law, and the terms of exercise of such voting rights.

                     (f) The rights, if any, of the holders of such shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the price or prices or the rates of exchange and the adjustments at which such shares shall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange.

                     (g) The requirement of any sinking or purchase fund or funds to be applied to the purchase or redemption of shares of such series and, if so, the amount of such fund or funds and the manner of application.

                     (h) Any other preferences and relative participating, optional or other special rights of shares of such series and qualifications, limitations or restrictions thereof.

                                    ARTICLE V
                             DIRECTORS AND OFFICERS

       The affairs of this Corporation shall be managed by a Board of Directors of not less than five (5) nor more than fifteen (15), the exact number of Directors to be specified from time to time as set forth in the Bylaws of the Corporation.

       The Directors shall elect such officers as they see fit or as may be provided for by the Bylaws of the Corporation.

       As of the effective time of these Articles, the following persons will serve as Directors until the next Annual Meeting of the Stockholders:

              Carl M. Harris                 Des Moines, Iowa
              Robert L. Hilton               Destin, Florida
              David S. Mulcahy               Des Moines, Iowa
              D.J. Noble                     Longboat Key, Florida
              A.J. Strickland III            Tuscaloosa, Alabama
              Harley A. Whitfield            Spirit Lake, Iowa

Directors and officers shall serve until their successors have been elected and qualified. The Board of Directors shall have the authority to fill all vacancies for the unexpired portion of a term.

                                    ARTICLE VI
                                 ANNUAL MEETINGS

       The Annual Meeting of the Stockholders of the corporation, commencing with the year 1997, may be held at the principal office of the Corporation in the State of Iowa, and at such other place, within or without the State of Iowa, and at such place therein, as may be designated from time to time by the Board of Directors and stated in the notice of the meeting, on the third Tuesday in May of each year (or if said day be a legal holiday, then on the next succeeding day not a legal holiday), for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting.

                                  ARTICLE VII
                                    PROXIES

       No Proxy shall be valid for more than eleven (11) months unless a longer period is expressly provided in the appointment form. A Proxy may be revoked at any time by the stockholder who executed it.

       Corporate shareholders may vote through a properly designated representative or through a properly executed proxy. All proxies must be filed with the Secretary at least one (1) day prior to an election or meeting at which they are to be used or such additional time as may be provided by the Bylaws.

                                 ARTICLE VIII
                         CORPORATE INSTRUMENTS - SEAL

       All instruments executed by the Corporation which are required to be acknowledged and which affect an interest in real estate, shall be executed by the Chairman of the Board or President or Executive Vice President or any Vice President attested by the Secretary or Assistant Secretary, and all other instruments executed by the Corporation, including any releases or mortgages or liens, may be executed by the Chairman of the Board or President or Executive Vice President or any Vice President, or the Secretary or the Treasurer or any Assistant Secretary or Assistant Treasurer. Notwithstanding any of the foregoing provisions, any written instrument may be executed by an officer or officers, agent or agents or other person or persons specifically designated by resolution of the Board of Directors of this Corporation. The Corporation shall have a corporate seal which shall bear the words, "American Equity Investment Life Insurance Company" around the edge, with the words, "Corporate Seal" in the middle.

                                   ARTICLE IX
                            STOCKHOLDERS' LIABILITY

       The private property of the shareholders of this Corporation shall be exempt from corporate liabilities, and this Article shall not be amended.

                                   ARTICLE X
                                    BYLAWS

       The Board of Directors, at any regular or special meeting, is authorized to adopt, alter, amend or repeal the Bylaws and to adopt new bylaws not inconsistent with the law or these Articles of Incorporation, by an affirmative vote of a majority of the membership of the Board as distinguished from a majority of a quorum.

       The stockholders of the Corporation may at any regular or special meeting called for the purpose, repeal, alter, or amend any existing Bylaws made by the Board of Directors, or adopt such bylaws as they deem appropriate by the affirmative vote of a majority of votes entitled to be cast by the holders of shares of each voting group represented at such meeting, in person or by proxy, if a quorum shall be present.

                                   ARTICLE XI
                                   AMENDMENTS

       Subject to the approval of the Insurance Commissioner of the State of Iowa, these Articles, except this Article XI, may be amended at any Annual Meeting of the Shareholders or at any special meeting thereof called for that purpose, and such amendment shall be made by the affirmative vote of a majority of votes entitled to be cast by the holders of shares of each voting group represented at said meeting, in person or by proxy; provided, however, that a quorum is present at said meeting. At any meeting of the stockholders to consider and act upon any proposed amendment to the Articles of Incorporation, the stockholders may adopt any modification or revision thereof proposed at said meeting.

                                  ARTICLE XII
                        LIABILITY OF OFFICERS AND DIRECTORS

The Corporation shall:

       (a) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

       (b) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or another enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

       (c) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in paragraphs (a) and (b), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

       (d) Any indemnification under paragraphs (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and
(b). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

       (e) Expenses, including attorneys' fees, incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized in the manners provided in paragraph (d) upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.

       (f) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

              In the absence of fraud, or undisclosed conflict of interest such as may be required to be reported by Insurance Department regulations or action of the Board of Directors, no contract or transaction between this Corporation and any other association or Corporation shall be affected by the fact that any Director or Officer of this Corporation is interested in, or is a Director or officer of such other association or Corporation, and any Director or officer of this Corporation individually may be a party to, or may be interested in any such contract or transaction of the Corporation, and no such contract or transaction of the Corporation with any person, firm, association or Corporation shall be affected by the fact that any Director or officer of the Corporation is a party to or interested in any such contract or transaction or in any way connected with any such person, firm, association or Corporation, and each and every person who may become a Director or officer of this Corporation is hereby relieved from all liability which may otherwise exist by reason of contracting with the Corporation for the benefit of himself or any other person, firm, association or corporation in which he may be in any way interested, except as otherwise provided by
Section 508.8, Code of Iowa.

              A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit.


                                 ARTICLE XIII
                         PROPORTIONATE REPRESENTATION

              Notwithstanding any other provision of these Articles, the holder or holders, jointly or severally, of not less than one-fifth, but less than a majority of the shares of the capital stock of the Corporation shall be entitled to nominate, to be elected, or appointed, as the case may be, Directors of the Corporation as set forth in this Article XIII. In the event nomination of a Director or Directors shall be made as provided herein, there shall be elected to the extent that the total number to be elected is divisible, such proportionate number from the persons nominated as the shares of stock held by persons making such nominations bear to the whole number of shares issued; provided, however, the holder or holders of the minority shares of stock shall only be entitled to one-fifth (disregarding fractions) of the total number of Directors to be elected for each one-fifth of the entire capital stock of such Corporation so held by them; and provided, further, that this Article shall not be construed to prevent the holders of a majority of the outstanding stock of the Corporation from electing the majority of its Directors. Vacancies occurring from time to time on the Board of Directors shall be filled so as to preserve and secure to such minority and majority shareholders a proportionate representation as provided in this Article.


                                  ARTICLE XIV
                             PERPETUAL EXISTENCE

       The existence of the Corporation shall be perpetual.

-------------------------------------------------------------------------------

       Dated this 30th day of September, 1996.

       3. The duly adopted Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments to them.

       4. The restated Articles of Incorporation amend the Articles of Incorporation requiring shareholder approval. The Restated Articles of Incorporation were approved by the shareholders. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the Restated Articles of Incorporation, and the number of votes of each voting group indisputably represented at the meeting is as follows:

                                           VOTES ENTITLED        VOTES
              DESIGNATION      SHARES       TO BE CAST ON     REPRESENTED
               OF GROUP     OUTSTANDING   RESTATED ARTICLES   AT MEETING
               --------     -----------   -----------------   ----------

                Common       2,500,000        2,500,000        2,500,000

       4B.    The total number of undisputed votes cast for the Restated
Articles of Incorporation by each voting group was:

              VOTING GROUP                    VOTES FOR
              ------------                    ---------
                Common                        2,500,000

       The effective date and time of this document is September 30, 1996 at 1:00 p.m., Central Daylight Time.

                                       /s/ D. J. Noble
                                       -----------------------------
                                       D. J. Noble
                                       5000 Westown Parkway
                                       West Des Moines, Iowa 50266




STATE OF IOWA           )
                        )ss.
COUNTY OF POLK          )


       On this 30th day of September, 1996, before me, the undersigned, a Notary Public in and for said County and said State, personally appeared
D. J. Noble, to me known to be the identical person named in and who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

                                       /s/ William L. Fairbank
                                       -----------------------------
                                       Notary Public in and for the
                                               State of Iowa

                                               [STAMP]

                        CERTIFICATE OF ATTORNEY GENERAL

     I hereby certify that on this date I examined the within Restated Articles of Incorporation of American Equity Investment Life Insurance Company (formerly known as Century Life Insurance Company) and the same are found to be in conformity with the Constitution and the laws of the United States and the State of Iowa.

     Dated this 25th day of September, 1996.


                                         /s/ Scott M. Galenbeck
                                         --------------------------
                                         Assistant Attorney General



                      CERTIFICATE OF COMMISSIONER OF INSURANCE

     I hereby certify that the within Restated Articles of Incorporation of American Equity Investment Life Insurance Company (formerly known as Century Life Insurance Company) are hereby approved by me this 25th day of September, 1996.

                                         /s/ Robert L. Howe
                                         --------------------------------
                                         Deputy Commissioner of Insurance
                                         of the State of Iowa


    Filed by                                                FILED
Whitfield & Eddy                                             IOWA
  Bill Fairbank                                        SECRETARY OF STATE
317 6th Ave Ste 1200                                       9-30-96
DSM, IA 50309                                              2:45 pm
                                                           W124123

                                    [STAMP]

                            ARTICLES OF CORRECTION
                                      OF
               AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY
               (FORMERLY KNOWN AS CENTURY LIFE INSURANCE COMPANY)

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

     Pursuant to Section 490.124 of the Iowa Business Corporation Act, American Equity Investment Life Insurance Company hereby adopts the following Articles of Correction:

     1. On September 30, 1996, American Equity Investment Life Insurance Company (formerly known as Century Life Insurance Company) filed Restated Articles of Incorporation.

     2. Article III of the Restated Articles of Incorporation contained an incorrect statement of the purposes of the corporation in that certain types of insurance which the company intends to offer were inadvertently omitted.

     3. To correct this omission, subclause (2) of Article III will state as follows:

          (2) To issue all forms of life insurance policies, including without limitation, ordinary life, limited payment life, variable life, endowment policies, fixed and variable annuities, accident policies, accident and health policies, hospital and medical expense policies, group accident and health policies and noncancellable accident and health policies.

                                       AMERICAN EQUITY INVESTMENT
                                       LIFE INSURANCE COMPANY

                                       By:  /s/ D. J. Noble
                                            -----------------------------------
                                            D. J. Noble, President

                            CERTIFICATE OF APPROVAL
                                ATTORNEY GENERAL


     Pursuant to provisions of the Iowa Code, the undersigned approves the Articles of Correction of American Equity Investment Life Insurance Company and finds them in conformance with the laws of the United States and with the laws and Constitution of the State of Iowa.


                                        THOMAS J. MILLER
                                        Attorney General of Iowa


10-23-96                           By:  /s/ Scott M. Galenbeck
----------                              -----------------------------
Date                                    SCOTT M. GALENBECK
                                        Assistant Attorney General


                            CERTIFICATE OF APPROVAL
                           COMMISSIONER OF INSURANCE

     Pursuant to provisions the of the Iowa Code, the undersigned approves the Articles of Correction of American Equity Investment Life Insurance Company


                                         THERESE M. VAUGHAN
                                         Commissioner of Insurance


10-23-96                            By:  /s/ Robert L. Howe
----------                               -----------------------------
Date                                     ROBERT L. HOWE
                                         Deputy Commissioner and
                                         Chief Examiner


                                   FILED
                                   IOWA
                              SECRETARY OF STATE
                                 10-25-1996
                                   3:59 pm
                                  W125877